Exhibit 99.1

Fiesta Restaurant Group, Inc. Enters Into Definitive Agreement

for the Sale of Taco Cabana to an Affiliate of Yadav Enterprises, Inc.

Sale Will Enable Increased Focus on Pollo Tropical Growth Opportunity

Transaction Proceeds to Fully Repay Term Loan Borrowings

Cash Balance as of June 27, 2021 of $67.6 million

DALLAS, Texas – (Business Wire) – July 1, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI) today announced that it has entered into a definitive stock purchase agreement for the sale of the Taco Cabana® restaurant brand to YTC Enterprises, LLC, an affiliate of Yadav Enterprises, Inc. ("Yadav"), a restaurant company that operates close to 400 locations throughout Northern California, Texas and sixteen other states.

Taco Cabana Divestiture and Use of Proceeds

The Company’s stock purchase agreement with Yadav provides for the sale of all of the outstanding capital stock of Taco Cabana, Inc., the parent company of the Taco Cabana business, for a cash purchase price of $85 million, subject to reduction for certain working capital and other closing adjustments estimated in the aggregate amount of approximately $7 million to $9 million (excludes Winter Storm Uri insurance proceeds to be received by Fiesta). The transaction is expected to close in the third quarter of 2021, subject to the satisfaction of customary closing conditions. Proceeds from the sale will be used to fully repay Fiesta’s approximately $74.6 million of outstanding term loan borrowings under Fiesta’s senior credit facility and to pay divestiture transaction fees and a loan prepayment premium totaling approximately $4.6 million(1). As of June 27, 2021, the Company cash balance was $67.6 million. Subsequent to the transaction close, a portion of those funds will be used for investments to accelerate Pollo Tropical's ® growth. In addition, the Company’s Board of Directors will be evaluating additional strategies for increasing shareholder value including potential future stock repurchases.

Fiesta President and Chief Executive Officer Richard Stockinger stated, “We made the strategic decision to sell the Taco Cabana business to allow our leadership team to focus completely on accelerating Pollo growth, and we are very excited about the tremendous growth opportunities we have for the Pollo Tropical business.”

Richard Stockinger added, “Anil Yadav, the CEO of Yadav Enterprises, has an impressive entrepreneurial background and is a highly-respected restaurant operator with a proven record of success across a variety of limited and full-service concepts. We are confident he will be an effective steward of the Taco Cabana brand for the long-term.”

Driving Growth of Pollo Tropical

Stockinger concluded, “We believe the Taco Cabana sale will provide great value to our shareholders, allowing us to create a more effective, efficient and focused organization, applying appropriate resources to accelerate delivery of the exciting growth potential we have in our Pollo Tropical brand. This will include our continued efforts to drive an upgraded customer experience across all service channels, continuing to invest in expanding our growing digital platform and finalizing our new unit expansion plans targeted for 2022.”

(1)	Amount comprised of a loan prepayment fee of 3% of the principal repaid of $2.2 million and divestiture transaction fees estimated at approximately $2.4 million. As part of the transaction, unamortized debt issuance costs from the existing senior credit facility of $3.5 million will also be recorded as an expense.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

For the year ended January 3, 2021, Taco Cabana generated total revenues of $239.4 million and Adjusted EBITDA of $8.5 million. As of July 1, 2021, there were 142 company-owned and operated Taco Cabana restaurants located in Texas and six franchised Taco Cabana restaurants located in New Mexico.

About Yadav Enterprises, Inc.

Yadav Enterprises, Inc. is a restaurant company operating close to 400 locations throughout Northern California, Texas and sixteen other states. Yadav is the largest Jack in the Box® franchisee, one of the largest Denny’s® franchisees, the largest TGI Friday’s® franchisee and a significant investor in the ownership group of TGI Friday’s® global parent company, and a franchisee of El Pollo Loco® and Corner Bakery Cafe®.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our use of proceeds from the sale, anticipated Pollo Tropical growth, plans, objectives and the impact of our initiatives, and our investments in strategic initiatives for Pollo Tropical, such as improved customer experience initiatives, investments in our digital and related platforms and new unit expansion, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:

Aaron Palash

212-355-4449

Fiestagroup-JF@joelefrank.com

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com